EXHIBIT 99.1


Comcast                                                          PRESS RELEASE

Contact: Karen Dougherty Buchholz - 215-981-8520

FOR IMMEDIATE RELEASE

                   AT&T COMCAST MERGER PROCEEDING ON SCHEDULE

   Comcast Shareholders Approve Merger, Over 90% of Local Transfers Obtained

PHILADELPHIA, (Wednesday, July 10, 2002) - Today in Philadelphia, shareholders of Comcast Corporation approved the merger of Comcast and AT&T Broadband, and at the shareholder meeting it was announced that Comcast and AT&T are on schedule to obtain community franchise transfers in time for the merger to close during the fourth quarter of 2002.

     "We proposed the creation of AT&T Comcast because it offers many benefits to customers and shareholders, and I'm pleased to announce today that we have taken a major step forward towards the creation of this new company," said Comcast President Brian L. Roberts.

     In addition to shareholder approval, more than 90% of the communities (representing 80% of subscribers) that are reviewing the transfer of their franchise to AT&T Comcast have approved the transfer.

     The merger received the necessary votes for approval with approximately 99.8% of the votes cast by Comcast shareholders in favor of the merger and 99.8% of the votes cast in favor of the corporate governance provisions of the new company's charter. The company's Class A shareholders by a required separate class vote approved the "preferred" capital structure for the new company, with approximately 96.7% of the votes cast approving.

     Closing of the merger also is conditioned upon the receipt of certain federal regulatory approvals. Slides from today's shareholder meeting presentation will be available within 24 hours on Comcast's investor relations website at www.cmcsk.com.

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Quarterly Report on Form 10-Q for a description of such risks and uncertainties.

About Comcast

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. Comcast Cable is the third largest cable company in the United States serving more than 8.5 million cable subscribers. Comcast's commerce and content businesses include majority ownership of QVC, Comcast-Spectacor, Comcast SportsNet, The Golf Channel, Outdoor Life Network, G4, a controlling interest in E! Networks, and other programming investments. Comcast's Class A Special and Class A Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSK and CMCSA, respectively.


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